Exhibit 10.1

August 14, 2014

PERSONAL AND CONFIDENTIAL

Rafael Nassar Paloni

President

Intersmart Comércio Importação Exportação de Equipamentos Eletrônicos, S.A.

Av. Independência

941 Vila Colemar Natal e Silva

Goiânia—GO, 74633-010, Brazil

Dear Mr. Paloni:

I am pleased to provide this binding letter of intent (this “Letter Agreement”) for the purchase of Intersmart Comércio Importação Exportação de Equipamentos Eletrônicos, S.A. and related entities (“N1” or “Company”). We believe that N1 is an excellent fit for ScanSource with N1’s leading market position in the communications market in Brazil. Both of our firms share a strong commitment to the vendor and reseller partners that we serve and share a similar value-added philosophy. We are looking forward to working with you and the management of N1.

This Letter Agreement outlines the material, key terms agreed to by the parties, which will be further developed in a Stock Purchase Agreement. The Parties have agreed on the approach to valuation and the purchase price structure, transaction conditions, as well as the other key terms for the contemplated acquisition. Accordingly, the parties seek to make this Letter Agreement binding or enforceable as to all such key terms agreed.

1.	Basic Transaction Structure. ScanSource, Inc. or one of its affiliates (“ScanSource”) will acquire 100% of the outstanding shares of the Company (the “Shares”) from you and the other Company shareholders (the “Sellers”) at Closing, December 31, 2014 (the “Acquisition”). A portion of the purchase price for the shares shall be paid in cash at Closing and the remainder will be paid as a “earn-out” as follows: (a) R$159,628,000 (assuming US GAAP adjusted Trailing Twelve Month (“TTM”) EBITDA to be determined at Closing and currently as of December 31, 2014 of R$43,854M, which will include foreign currency contract gains and losses), reduced by outstanding debt, net of cash (the “Initial Purchase Price”), will be paid to the Sellers at Closing, representing payment of 52% of the purchase price; (b) the remaining 48% of the purchase price will be paid to the Sellers over a 4 year period following Closing as detailed in Paragraph 3 below. Subject to the Key Assumptions in section 6, Due Diligence in section 7 and Conditions in section 8, supra, the parties contemplate an initial purchase price based upon a 7.0 multiple of the Company’s adjusted EBITDA for the TTM from Closing and a blended 7.3 multiple for all the purchase price payments pursuant to the table in section 3 (b) supra. The Closing initial purchase price payment will be based upon the EBITDA as of June 30, 2014 or December 31, 2014, whichever is higher and the audit of the 2014 financial results will adjust either positive or negative the EBITDA and the initial purchase price calculation, which will be performed by April 30, 2015.

2.	Initial Purchase Price; Adjustments. The Initial Purchase Price will be subject to adjustment as provided below and will be paid in the following manner:

a.	At the Closing, ScanSource will pay N1 the Initial Purchase Price by wire transfer of immediately available funds;

b.	The Initial Purchase Price assumes that at Closing N1 has a normalized Tangible Net Assets, excluding debt and cash, of a minimum amount to be determined in due diligence and assumes adjusted EBITDA of R$43,854 million inclusive of foreign currency exchange contract gains and losses. A physical count of inventory will occur at Closing;

c.	All related party loans shall be settled prior to Closing and none of those obligations will remain obligations of the Company at Closing;

d.	N1 shall pay all sales, use, and transfer taxes related to the Closing of the transaction as well as all corporate income taxes due or accrued.

e.	ScanSource and N1 shall share equally the cost of any required regulatory filings, if applicable.

3.	Payment of Remainder of Purchase Price. At the end of each fiscal year (June 30) for the first 4 years after the Closing, ScanSource shall make payments to the Sellers as follows:

a.	(Adjusted EBITDA for the 12-month period ending June 30) * (the adjusted EBITDA multiple for such year as set forth in section 3(b) below) * (12%), (“Adjusted EBITDA” is defined as TTM taken from the Company’s current E&Y Consolidated Audited Statements adjusted to and in accordance with US GAAP, as defined: Operating Income before Financial Income (expense) in accordance with US GAAP plus Depreciation and Amortization for TTM minus FX results, which is the hedging costs associated with covering net FX balance sheet exposures per ScanSource’s corporate FX policy except that:

i.	Adjusted EBITDA shall be determined without application of the reserve for doubtful accounts, such that EBITDA shall be increased by the amount of the reserve for doubtful accounts receivable as of June 30.

ii.	The amount of the reserve for doubtful accounts receivable will be established and based upon reserve percentages and methodologies determined in light of N1’s historical experience which will be identified from due diligence and those as of June 30, 2018 shall be adjusted in a manner agreed upon by ScanSource and Sellers to render such reserve reasonable in light of N1’s actual experience between the Closing and June 30, 2018 and EBITDA shall be increased or decreased accordingly;

iii.	The amount of the reserve for obsolete inventory will be established and based upon reserve percentages and methodologies determined in light of N1’s historical experience which will be identified from due diligence and those as of June 30, 2018 shall be adjusted in a manner agreed upon by ScanSource and Sellers to render such reserve reasonable in light of N1’s actual experience between the Closing and June 30, 2018 and EBITDA shall be increased or decreased accordingly.

iv.	A minimum normalized average annual Return on Invested Capital (or Return on Net Assets Employed) whichever is agreed more appropriate threshold shall be determined and achieved for the period ending June 30 as more specifically defined and agreed in the definitive purchase agreement.

b.	The adjusted EBITDA multiple to be used for the calculation of each of the 4 years of the earn-out payments, as detailed in Paragraph 3(a), is as follows:

Year	Year 1	Year 2	Year 3	Year 4
Multiple	7.1	7.3	7.5	7.7

4.	Currency. The currency for the Initial Purchase Price and the Remainder of Purchase Price will be the Brazilian Real. All references to currency herein mean the Brazilian Real.

5.	Language. The negotiations will be conducted in English and all legal documents relating to the purchase will be prepared in English.

6.	Key Assumptions. Following are ScanSource’s key assumptions as it relates to this Letter Agreement. These assumptions are subject to verification and any deviations, additions, or deletions from these assumptions by either ScanSource or N1 may result in adjustments to any of the terms contained herein.

a.	N1’s financial statements were prepared in accordance with generally accepted accounting principles in Brazil and applied on a consistent basis with past practices;

b.	N1 has received a clean, unqualified audit opinion in accordance with Brazilian GAAP on its fiscal year 2013 financial statements;

c.	The profitability of N1 is as depicted in the financials and in the Intersmart Presentation provided to ScanSource, with accurate margins, costs, and reserve methodologies;

d.	Actual results for fiscal year 2014 are in line with the projections shown in the N1 Presentation provided to ScanSource and there were no significant changes in terms or conditions with customers, vendors, practices, or accounting policies to achieve those results (such as relaxing underwriting standards);

e.	N1’s inventory is new, unopened, current and resalable as new with adequate reserves for obsolescence and slow-moving product. Product not resalable as new and/or not returnable to the vendor is adequately reserved for, including any return or demo items;

f.	N1’s accounts receivable is collectible and within normal terms with adequate reserves for bad debt;

g.	100% of N1’s sales are through resellers, though the actual invoicing of the end-user is performed by N1;

h.	Key vendors will continue their contracts with N1 under existing terms post-Closing;

i.	N1, its subsidiaries and its affiliates (officers, directors and significant shareholders) will enter into a covenant not to compete;

j.	Key executives of N1 that will remain working in the Company after Closing will enter into employment agreements and non-competition agreements with ScanSource, in accordance with the Brazilian Labor Laws;

k.	N1 management will work with ScanSource on an orderly transition; and

l.	N1 will conduct all of its business affairs in its usual and ordinary course, as provided in Section 12 below, from the date of execution of this Letter Agreement until the closing of the Acquisition.

7.	Due Diligence. N1 shall allow ScanSource’s officers, employees, and professional advisers full access to all records, key employees, advisers, and operations of N1 as will allow them to complete the investigations required. Key elements of the due diligence process include a review of corporate records, accounting policies, financial statements, tax returns, corporate agreements (including all vendor and customer contracts and leases), HR records, government regulation and environmental compliance issues, and legal matters. Particular emphasis will be placed on inventory, accounts receivable, accounts payable, taxes and rebate accounting.

8.	Conditions. Consummation of the Acquisition will be conditioned on:

a.	Successful completion of due diligence;

b.	Absence of any material adverse change in N1’s business, financial condition, prospects, assets, or operations;

c.	Negotiation and execution of a stock purchase agreement (the “Stock Purchase Agreement”);

d.	Receipt of approval of the transaction and the Stock Purchase Agreement by the Board of Directors of ScanSource, Inc.;

e.	Receipt of any other approvals required to be obtained by ScanSource under current agreements and approvals by N1’s key vendors;

f.	Requisite regulatory approval.

9.	Closing. We anticipate closing will take place by December 31, 2014.

10.	Advisors. Each party is responsible for paying their own costs associated with the Acquisition, including, but not limited to, attorney fees, accounting fees, and investment banking fees.

11.	Good Faith Duty of Negotiation. Upon acceptance of this Letter Agreement by the Sellers, ScanSource and N1 shall negotiate in good faith toward execution of customary and mutually agreeable Stock Purchase Agreement.

12.	Ordinary Course. From the date of N1’s acceptance of this Letter Agreement, N1 shall conduct and operate its business and affairs only in the ordinary course. For the purpose of this Letter Agreement, the phrase “the ordinary course” and “the ordinary course of business” shall mean the conduct and operation of N1 following its usual and ordinary accounting practices, making ordinary accruals, incurring ordinary liabilities and expenditures, and making ordinary commitments for inventory, supplies, insurance, rentals and other expenses. Without prior consent of ScanSource, which consent shall not be unreasonably withheld, N1 shall not make any commitments out of its ordinary course of business.

13.

Exclusivity. The parties acknowledge the valuation proposed and the time, effort, and other expense incurred or to be incurred by ScanSource in connection with the negotiation of this Letter Agreement and the Stock Purchase Agreement. Neither N1, Sellers, nor any of their respective officers, directors, affiliates, agents or representatives (collectively, the “Seller Parties” or a “Seller Party”) shall directly or indirectly, (a) solicit, (b) encourage the submission of offers or proposals from any person or entity (including by way of providing non-public information concerning N1 to any person or entity, or otherwise) with respect to, (c) initiate or participate in any negotiations or discussions regarding, or (d) enter into (or authorize) any agreement or agreement in principle with respect to, any expression of interest, offer or proposal to acquire or any acquisition of all or any material portion of the assets owned or used by N1 or any equity securities of N1, whether by stock purchase, merger, consolidation, purchase of assets, tender offer or otherwise (a “Transaction”) during the Exclusivity Period (as defined below). During the Exclusivity Period each Seller Party shall cease all such activities that currently may be taking place. Each Seller Party shall notify ScanSource within three (3) business days in writing regarding any contact between such Seller Party or any of such Seller Party’s officers, directors, agents or affiliates and any person making an offer, proposal or inquiry with respect to a Transaction. For purposes of this letter, “Exclusivity Period” means the period from the date of execution of this Letter Agreement through the earlier of (i) December 31, 2014, (ii) the mutual written agreement of ScanSource and N1 not to proceed with negotiations regarding the proposed acquisition, or (iii) the date on which a Stock Purchase Agreement with respect to the proposed acquisition is executed and delivered by Sellers, N1 and ScanSource. In the event of any breach of this Exclusivity section by a Seller Party, the Company shall pay a break fee of R$20,000,000 within five (5) business days following written demand of such payment from ScanSource. The Parties agree that such break fee will compensate ScanSource for all and any damages that it may have incurred in connection with the breach by N1 of this Exclusivity section. ScanSource shall not similarly solicit, commit or purchase another Brazilian communications wholesale distributor during the Exclusivity Period. Subject to the Key Assumptions, section 6, Due Diligence, section 7, and the Conditions in section 8 being met to the satisfaction of ScanSource and there being no impact on the Company’s enterprise value from the processes contemplated to complete these sections,6,7 and 8 (approval pursuant to 8.d) will not be unreasonably withheld provided sections 6, 7 and the balance of 8 are satisfactory) or a force majeure event, as well as the procurement of any and all necessary governmental and vendor approvals for the transaction contemplated herein, ScanSource will close the transaction contemplated and a decision not to close based upon another reason not contemplated by this Agreement could give rise to a breach for which N1 would be entitled to a break fee of R$20,000,000 payable within five (5) business days following written demand for such payment from N1. The Parties agree that such break fee will compensate N1 for all and any damages that it may have incurred in connection with the breach by ScanSource of this Exclusivity section.

This Letter Agreement is the only agreement between the parties and the parties will use reasonable best efforts to enter into a Stock Purchase Agreement which shall replace and supersede the terms of this Letter Agreement. This Letter Agreement will expire if a Stock Purchase Agreement is not entered into by December 31, 2014, or such other date as may be mutually agreed upon in writing. Neither N1 nor ScanSource shall, and neither N1 nor ScanSource shall permit any of its subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Letter Agreement without the prior consent (which consent shall not be unreasonably withheld) of ScanSource, in the case of a proposed announcement by N1 or N1, in the case of a proposed announcement by ScanSource; provided, however, that a party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of The Nasdaq Stock Market. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware in the United States without regard to the conflicts of law provisions thereof. Any conflicts arising hereof shall be subject to the federal and state courts located in New Castle County, Delaware, USA. Each party specifically consents to service of process by and the jurisdiction of and venue in those courts and waives any claim to venue in any other court, and if not a resident of the United States, hereby appoints the Secretary of State of Delaware as its agent for service of process in the United States.

Thank you for this opportunity. We look forward to working with you.

Sincerely,

/s/ John J. Ellsworth
John J. Ellsworth
EVP, General Counsel and Corporate Secretary ScanSource, Inc.

ACCEPTED AND AGREED TO:

By:	Rafael Paloni	/s/ Rafael Paloni
	For himself as the controlling shareholder of N1 and on behalf of N1	Signature	Date

	Walter Uzum	/s/ Walter Uzum
	For himself as a shareholder of N1 and on behalf of N1	Signature	Date